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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of ___________ ___, 1996, by and between Diedrich Coffee, a California corporation ("Diedrich California"), and Diedrich Coffee, Inc., a Delaware corporation ("Diedrich Delaware"). Diedrich California and Diedrich Delaware are sometimes referred to as the "Constituent Corporations."

         The authorized capital stock of Diedrich California consists of four million twenty one thousand four hundred thirty-seven (4,021,437) shares of Common Stock, no par value and two million six hundred eight thousand five hundred sixty-eight (2,608,568) shares of Preferred Stock, no par value. The authorized capital stock of Diedrich Delaware consists of twenty-eight million (28,000,000) shares of Common Stock, $.01 par value per share, and three million (3,000,000) shares of Preferred Stock, $.01 par value per share.

         The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Diedrich California merge with and into Diedrich Delaware upon the terms and conditions herein provided.

         NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Diedrich California shall merge with and into Diedrich Delaware on the following terms, conditions and other provisions:

1.       TERMS AND CONDITIONS

         1.1 MERGER. Diedrich California shall be merged with and into Diedrich Delaware (the "Merger"), and Diedrich Delaware shall be the surviving corporation (the "Surviving Corporation") effective at _____ p.m.
(Eastern Time) on ____________ ___,1996 (the "Effective Time").

         1.2 SUCCESSION. At the Effective Time, Diedrich Delaware shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Diedrich California, except insofar as it may be continued by operation of law, shall be terminated and cease.

         1.3 TRANSFER OF ASSETS AND LIABILITIES. At the Effective Time, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the
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Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         1.4 COMMON STOCK OF DIEDRICH CALIFORNIA AND DIEDRICH DELAWARE. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Common Stock of Diedrich California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock of Diedrich Delaware; and (ii) each share of Common Stock of Diedrich Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

         1.5 STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of the Common Stock of Diedrich California shall be deemed for all purposes to evidence ownership of and to represent the shares of Diedrich Delaware into which the shares of Diedrich California represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Diedrich Delaware evidenced by such outstanding certificate as above provided.

         1.6 OPTIONS OF DIEDRICH CALIFORNIA. At the Effective Time, the Surviving Corporation will assume and continue all of Diedrich California's stock option plans in existence at the Effective Time, including but not limited to the 1996 Stock Incentive Plan, the 1996 Non-Employee Directors Stock Option Plan, the Stock Option Plan and Agreement of Steven A. Lupinacci and the outstanding and unexercised portions of all options to purchase Common Stock of Diedrich California, including without limitation all options outstanding under such stock option plans and any other outstanding options, shall become options to purchase the same number of shares of Common Stock of Diedrich Delaware, with no other changes in the terms and conditions of such options. Effective at the Effective Time, Diedrich Delaware hereby assumes the outstanding and unexercised portions of such options and the obligations of Diedrich California with respect thereto.

         1.7 EMPLOYEE BENEFIT PLANS. At the Effective Time, the Surviving Corporation shall assume all obligations of Diedrich California under any and all employee benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding


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as of such time, provided, however, that one share of Common Stock of Diedrich
Delaware shall be substituted for each share of Common Stock of Diedrich California (if any) thereunder. At the Effective Time, the Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger and shall reserve that number of shares of Diedrich Delaware Common Stock with respect to each such employee benefit plan as is equal to the number of shares of Diedrich California Common Stock (if any) so reserved at the Effective Time.

2.       CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Diedrich Delaware in effect at the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         2.2 DIRECTORS. The directors of Diedrich Delaware elected by the sole incorporator shall become the directors of the Surviving Corporation at and after the Effective Time to serve until the expiration of their terms and until their successors are elected and qualified.

         2.3 OFFICERS. The officers elected by the directors of Diedrich Delaware shall become the officers of the Surviving Corporation at and after the Effective Time to serve at the pleasure of its Board of Directors.

3.       MISCELLANEOUS

         3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Diedrich California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Diedrich California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Diedrich California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         3.2 AMENDMENT. At any time before or after approval by the shareholders of Diedrich California, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of Diedrich California, the principal terms may not be amended without the further approval of the shareholders of Diedrich California) as may be determined in the judgment of the respective Board of Directors of Diedrich Delaware and Diedrich California to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

         3.3 CONDITIONS TO MERGER. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or


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all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

                  (a) the Merger shall have been approved by the shareholders of Diedrich California in accordance with applicable provisions of the General Corporation Law of the State of California; and

                  (b) Diedrich California, as sole stockholder of Diedrich Delaware, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware; and

                  (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Diedrich California to be material to the consummation of the Merger shall have been obtained.

         3.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Diedrich California or Diedrich Delaware or both, notwithstanding the approval of this Merger Agreement by the shareholders of Diedrich California or Diedrich Delaware or the prior filing of this Merger Agreement with the Secretary of State of the State of Delaware, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Diedrich California and Diedrich Delaware, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that Diedrich California shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

         3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.


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         IN WITNESS WHEREOF, this Merger Agreement, having first been fully approved by the Board of Directors of Diedrich California and Diedrich Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                      DIEDRICH COFFEE,

                                      a California corporation

                                      By:
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                                      Its:
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ATTEST:

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Secretary

                                      DIEDRICH COFFEE, INC.

                                      a Delaware corporation

                                      By:
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                                      Its:
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ATTEST:

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Secretary


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